Exhibit 10.4

Sonus Networks, Inc.
Amended and Restated Stock Incentive Plan

Restricted Stock Unit Award Agreement
(Performance-Based Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), is made effective as of              (the “Grant Date”), between Sonus Networks, Inc., a Delaware corporation (the “Company”), and              (the “Participant”).

RECITALS

WHEREAS, the Company has adopted the Sonus Networks, Inc. Amended and Restated Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the meanings as set forth in the Plan); and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to grant to the Participant the restricted stock units described herein pursuant to the Plan and the terms set forth below;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.    Award of Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement and in consideration of employment services rendered and to be rendered by the Participant to the Company, the Company hereby grants to the Participant          restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit entitles the Participant to such number of shares of Company Common Stock, subject to continued employment, upon vesting as is determined pursuant to Section 2 hereof.

2.    Vesting of Restricted Stock Units.

(a)    Upon the vesting of the Award, as described in this Section and Schedule 1 attached hereto, the Company shall deliver for each Restricted Stock Unit that vests, the number of shares of Company Common Stock as is determined pursuant to Schedule 1. The Company Common Stock shall be delivered as soon as practicable following each Vesting Date (as defined in Schedule 1), but in any case within 30 days after such date.

(b)     Subject to Section 2(c) and Section 3, the Restricted Stock Units shall vest in accordance with the terms set forth in Schedule 1 attached hereto.

(c)    Notwithstanding Section 2(b), upon, as applicable, [(i) an Acquisition, (ii) the Participant’s death or disability, (iii) the Participant’s termination of employment by the Company other than for Cause or (iv) the Participant’s resignation of employment with the Company for Good

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Reason], the Award shall become subject to the acceleration of vesting [applicable to “performance shares”][applicable to “restricted shares”] under the terms of the Participant’s employment agreement with the Company, subject to any terms and conditions set forth in the Plan or imposed by the Compensation Committee of the Board of Directors (the “Committee”). The terms [“Acquisition”, “Cause” and “Good Reason”] used in this Section 2(c) are each as defined in the Participant’s employment agreement with the Company.

3.     Termination of Employment. Subject to Section 2(c) and notwithstanding any other provision of the Plan to the contrary, upon the termination of the Participant’s employment with the Company and its subsidiaries, the Award, to the extent not yet vested, shall immediately and automatically terminate; provided, however, that the Committee may, in its sole and absolute discretion agree to accelerate the vesting of the Award, upon termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.

For purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform active employment duties for the Company or its subsidiaries following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Participant shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

4.    No Assignment. Except as expressly permitted under the Plan, this Agreement may not be assigned by the Participant by operation of law or otherwise.

5.    No Rights to Continued Employment. The granting of this Award evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment or service of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the service of such Participant. The Participant shall remain a Participant at will.

6.    Governing Law. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and metrics.

7.    Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Participant acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the vesting of an Award. Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes. Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion. Notwithstanding the foregoing, the Company

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may retain and withhold from delivery at the time of vesting that number of shares of Company Common Stock having a fair market value equal to the taxes owed by the Participant, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant. The Participant acknowledges that he or she is responsible for reviewing with his or her own tax advisors the federal, state, local and other tax consequences of the transactions contemplated by this Agreement. The Participant acknowledges that he or she is not relying on any statements or representations of the Company or any of its agents.

8.    Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service or the local equivalent of the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address he or she most recently provided to the Company.

9.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.    Amendments. This Agreement may be amended or modified only by a written agreement signed by the Company and the Participant; provided, however, that the Board may amend or alter this Agreement and the Award granted hereunder at any time, subject to the terms of the Plan.

11.    Authority. The Committee has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties.

12.    Successors. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

13.    Entire Agreement. Except as set forth herein, this Agreement and the Plan supersede all prior agreements, whether written or oral and whether express or implied, between the Participant and the Company relating to the subject matter of this Agreement. Notwithstanding the foregoing, to the extent that the Participant has entered into an employment agreement with the Company and the terms noted in such employment agreement are inconsistent with or conflicts with this Agreement, then the terms of the employment agreement will supersede the inconsistent or conflicting terms set forth herein as determined by the Board in accordance with Section 3(a) of the Plan. In all other respects, this Agreement shall remain in full force and effect.

14.    Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock of the Company underlying or relating to any Award until the issuance of a stock certificate to the Participant in respect of such Award.

15.     Erroneously Awarded Compensation. All Awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

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16.    Severability. The provisions of this Agreement are severable and if any one or more provisions are deemed to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.    Captions. The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

18.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will not be binding on either party unless and until signed by both parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

SONUS NETWORKS, INC.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

[PARTICIPANT]

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Schedule 1

1.
As illustrated in the chart below, up to 200% of one-third of the Restricted Stock Units subject to this Award shall vest, in accordance with the terms of this Schedule 1, upon each of the first, second and third anniversaries of the Grant Date (collectively, the “Vesting Dates”), provided that, subject to Sections 2(c) and 3 of the Agreement, the Participant is employed by the Company or a subsidiary of the Company on the applicable Vesting Date.

Restricted Stock Units	Vesting Date
Up to 200% of 1/3 of aggregate number of RSUs	(the “First Vesting Date”)
Up to 200% of 1/3 of aggregate number of RSUs	(the “Second Vesting Date”)
Up to 200% of 1/3 of aggregate number of RSUs	(the “Third Vesting Date”)

2.
The number of Restricted Stock Units that shall become vested on any Vesting Date shall be determined by the Committee following the end of the applicable Performance Period (as defined below) by reference to the Company’s total shareholder return (“TSR”) for the relevant Performance Period relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index (the “Index”) for the same Performance Period (the “Relative TSR”). Companies that enter the Index after the start of a Performance Period will be excluded from the Relative TSR measurement for such Performance Period.  Companies that leave the Index after the start of a Performance Period, including, but not limited to, in the event of bankruptcy proceedings, will remain included in the Relative TSR measurement for such Performance Period.

The Company’s achievement will be measured on a linear sliding scale between the 25th and 75th percentiles of Relative TSR; provided, however, that there shall be no linear sliding scale for a Relative TSR that is less than the 25th percentile or greater than the 75th percentile. Upon achievement of:

•	Relative TSR at the 25th percentile, 50% of the Restricted Stock Units then subject to vesting shall vest;

•	Relative TSR at the 50th percentile (“Target Performance”), 100% of the Restricted Stock Units then subject to vesting shall vest;

•	Relative TSR at the 75th percentile, 150% of the Restricted Stock Units then subject to vesting shall vest; and

•	Relative TSR above the 75th percentile, 200% of the Restricted Stock Units then subject to vesting shall vest.

Notwithstanding the foregoing, if the Company’s TSR is negative for any Performance Period, the Restricted Stock Units then subject to vesting may not vest in excess of Target Performance, even if Relative TSR is above the 50th percentile for such Performance Period.

3.
For the avoidance of doubt, the Restricted Stock Units that do not become vested, including after application of the acceleration of vesting provisions in the Participant’s employment agreement with the Company in accordance with Section 2(c) of this Agreement, upon the applicable Vesting Date, if any, shall be immediately forfeited and terminated and the Participant shall have no further rights with respect thereto.

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4.	Definitions. For this purpose,

a.
“Performance Period” shall mean for the Restricted Stock Units subject to vesting on the First Vesting Date, the one-year period beginning on          and ending on         ; for the Restricted Stock Units subject to vesting on the Second Vesting Date, the one-year period beginning on              and ending on         ; for the Restricted Stock Units subject to vesting on the Third Vesting Date, the one-year period beginning on         and ending on             ; and

b.
“TSR” for each Performance Period, will be equal to (a) (i) the average closing price per share of Common Stock for the 30 trading days immediately prior to and including the last trading day of the applicable Performance Period minus (ii) the average closing price per share of Common Stock for the 30 trading days immediately prior to and including the first trading day of the applicable Performance Period (the “Beginning Stock Price”), plus (y) the amount of dividends, if any, paid on a per share basis cumulatively over the applicable Performance Period, divided by (z) the Beginning Stock Price. TSR will be calculated to the closest hundredth of a percent.

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